Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-28201

Prospectus

                        MARSH & McLENNAN COMPANIES, INC.

                        943,250(1) Shares of Common Stock

This Prospectus relates to the offering from time to time of up to 943,250(1) shares of Common Stock, par value $1.00 per share ("Common Stock"), of Marsh & McLennan Companies, Inc., a Delaware corporation (the "Company"), by certain stockholders of the Company (the "Selling Stockholders"). The Common Stock offered hereby was issued as consideration to the Selling Stockholders in connection with the acquisition by Seabury & Smith, Inc. ("Seabury"), a Delaware corporation and a wholly-owned subsidiary of the Company, of Albert H. Wohlers & Co., an Illinois company ("AHW"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

The Selling Stockholders directly, or through agents, dealers or underwriters designated from time to time, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the number of shares of Common Stock to be sold, purchase price, public offering price, the names of the Selling Stockholders, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered hereby will be the purchase price thereof less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company. The Company has agreed to pay certain expenses of the offering contemplated hereby. See "Plan of Distribution."

The Selling Stockholders and any dealers, agents or underwriters that participate with any Selling Stockholder in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit from the resale of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of information regarding indemnification arrangements.

The Common Stock is listed on the New York Stock Exchange ("NYSE"), the Chicago Stock Exchange, the Pacific Stock Exchange and the London Stock Exchange under the trading symbol "MMC."

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is June 6, 1997

----------
(1) The number of shares offered pursuant to this Prospectus gives effect to a two-for-one stock split in the form of a stock distribution declared by the Board of Directors of the Company on May 21, 1997, for stockholders of record on June 6, 1997, with certificates to be issued on June 27, 1997.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein, and any information or representations not contained herein or therein may not be relied upon as having been authorized by the Company or by any agent, dealer or underwriter. This Prospectus and any accompanying Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy the Common Stock in any circumstances in which such offer or solicitation is unlawful. The delivery of this Prospectus or any Prospectus Supplement at any time does not imply that the information herein is correct as of any time subsequent to the date of such information.

No action has been or will be taken in any jurisdiction by the Company or any Selling Stockholder that would permit a public offering of the Common Stock or possession or distribution of this Prospectus or any accompanying Prospectus Supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus or any accompanying Prospectus Supplement comes are required by the Company and the Selling Stockholders to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus and any accompanying Prospectus Supplement.

                                Table of Contents

                                                                            Page

Available Information ......................................................   3
Incorporation of Certain Documents
  by Reference .............................................................   3
The Company ................................................................   4
Use of Proceeds ............................................................   4
Description of Capital Stock ...............................................   4
Selling Stockholders .......................................................   7
Plan of Distribution .......................................................   8
Legal Matters ..............................................................  10
Experts ....................................................................  10

                              AVAILABLE INFORMATION

This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov.). In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

      (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (including pages 23 through 49 of the Company's 1996 Annual Report to Stockholders);

      (2) The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997;

      (3) The Company's Current Reports on Form 8-K, filed with the Commission on March 14, 1997 and April 7, 1997, relating to the business combination with Johnson & Higgins;

      (4) The Company's Registration Statement on Form 8-B, dated May 22, 1969, as amended by an Amendment on Form 8 dated February 3, 1987, describing the Common Stock, including any amendment or reports filed for the purpose of updating such description; and

      (5) The Company's Registration Statement on Form 8-A, dated September 21, 1987, as amended by Amendments on Form 8, dated September 18, 1990 and February 19, 1991, describing the Preferred Stock Purchase Rights attached to the Common Stock, including any further amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

As used herein, the terms "Prospectus" and "herein" mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Corporate Development, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. Telephone requests may be directed to Corporate Development at (212) 345-5475.

                                   THE COMPANY

Marsh & McLennan Companies, Inc., a professional services organization with origins dating from 1871 in the United States, is a holding company which, through its subsidiaries and affiliates, provides clients with analysis, advice and transactional capabilities in the fields of insurance and reinsurance broking, investment management and consulting.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Common Stock offered hereby, all of the net proceeds of which will be received by the Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of 406,000,000 shares of capital stock, 400,000,000 of such shares being Common Stock, and 6,000,000 shares being preferred stock, par value $1.00 per share ("Preferred Stock"). No shares of Preferred Stock were issued or outstanding as of May 30, 1997.

Common Stock

Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders of the Company. The holders of outstanding shares of Common Stock, subject to any preferences that may be applicable to any outstanding series of Preferred Stock, are entitled to receive ratably such dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Upon liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of any Preferred Stock then outstanding. Holders of the Common Stock generally have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, the Common Stock does not have cumulative voting rights. Shares of the Common Stock are not subject to further calls or assessments by the Company.

Preferred Stock

The Company is authorized to issue 6,000,000 shares of Preferred Stock, none of which currently is issued or outstanding. The Board of Directors of the Company has the authority, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The holders of Preferred Stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such Preferred Stock pursuant to the Delaware General Corporation Law (the "DGCL").

In connection with the Company's Stockholder Rights Plan (the "Rights Plan"), the Board of Directors has authorized the issuance of up to 2,000,000 shares of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") upon exercise of preferred stock purchase rights issued under the Rights Plan. Reference is hereby made to the Company's Registration Statement on Form 8-A, dated September 21, 1987, as amended by Amendments on Form 8, dated September 18, 1990 and February 19, 1991, which is incorporated by reference herein, for a description of the preferred stock purchase rights attached to the Common Stock and for a copy of the form of the Certificate of Designation that sets forth the rights and preferences of the Series A Preferred Stock.

Certain Provisions of the Company's Restated Certificate of Incorporation and By-laws and the Delaware General Corporation Law

Classified Board of Directors. The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for a Board of Directors divided into three classes, each class to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. Pursuant to the Certificate of Incorporation, the number of directors of the Company will be fixed from time to time by the Board of Directors.

Removal of Directors by Stockholders. The DGCL provides that members of a classified board of directors may only be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote on the election of such directors.

Stockholder Nomination of Directors. The Company's Restated By-laws (the "By-laws") provide that written notice must be given of any stockholder nomination of a director not less than sixty nor more than ninety days prior to the date of the meeting at which directors are to be elected; provided, that if the date for such meeting is not the date set forth in the By-laws and less than seventy five days' notice or prior public disclosure of the date for such meeting is given to stockholders, then notice by a stockholder shall be timely if received by the Company no later than fifteen days following the date such public disclosure was made.

No Action by Written Consent. The Certificate of Incorporation provides that stockholders of the Company may not act by written consent and may only act at duly called meetings of such stockholders.

Interested Stockholder Provision. Article EIGHTH of the Certificate of Incorporation provides for higher stockholder voting requirements for certain transactions (such as business combinations) with or otherwise involving an Interested Stockholder (as defined below). Such a transaction requires the approval of the holders of a majority of the Company's outstanding voting power, voting together as a single class (but excluding any voting stock owned by an Interested Stockholder), unless such transaction is approved by a majority of Disinterested Directors (as defined below), in which case the voting requirements of the DGCL, the Certificate of Incorporation and the Company's By-laws otherwise applicable govern. Article EIGHTH does not alter the additional requirements regarding class votes available to holders of Preferred Stock, if any, which arise under the DGCL and the Certificate of Incorporation.

Transactions covered by Article EIGHTH include mergers of the Company or any of its subsidiaries with an Interested Stockholder, sales of all or any substantial part of the assets of the Company and its subsidiaries to an Interested Stockholder, the issuance or delivery of any securities of the Company or any of its subsidiaries to an Interested Stockholder, any loan, advance or guarantee, pledge or other financial assistance provided by the Company or any of its subsidiaries to the Interested Stockholder, any voluntary dissolution or liquidation of the Company or amendment to the Company's By-laws, a reclassification of securities or recapitalization of the Company or other transaction (if such reclassification, recapitalization or other transaction results in the Interested Stockholder increasing its proportionate share of any class of the Company's capital stock) or any agreement, contract, or other arrangement to do any of the foregoing.

An "Interested Stockholder" is defined in Article EIGHTH as any other corporation, person, or entity which (i) beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of the Company (or has announced a plan or intention to acquire such securities), and any affiliate or associate of such corporation, person, or entity or (ii) is an affiliate or associate of the Company and at any time within two-years prior to the date in question was the beneficial owner of 10% or more of the voting stock of the Company. Specifically excluded from the definition of Interested Stockholder are (i) the Company and any of its subsidiaries, and (ii) any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any subsidiary, or trustees or fiduciaries for such.

A "Disinterested Director" is defined in Article EIGHTH as a director who is not an affiliate, associate, representative, agent or employee of an Interested Stockholder, and who was a member of the Board of Directors prior to the time that the Interested Stockholder involved in the transaction being considered became an Interested Stockholder, and any successor to a Disinterested Director, while such successor is a member of the Board of Directors, who is not an affiliate, associate, representative, agent or employee of an Interested Stockholder and who was nominated by a majority of the Disinterested Directors.

Article EIGHTH may not be altered, amended, or repealed without the affirmative vote of the holders of a majority of the Company's outstanding voting power, voting together as a single class (but excluding any voting stock owned by an Interested Stockholder), except if recommended by a majority of Disinterested Directors, in which case the voting requirements of the DGCL, the Certificate of Incorporation and the Company's By-laws otherwise applicable govern.

Delaware Business Combination Statute. The Company is subject to Section 203 of the DGCL ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "interested stockholder" (which is generally defined by Section 203 to be a person owning 15% or more of the corporation's outstanding voting stock) for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the Company's capital stock. The statutory ban does not apply if: (i) prior to the time that any stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which such stockholder became an interested stockholder, or (b) upon consummation of the transaction in which any stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

Directors' Liability

The Certificate of Incorporation provides that the Board of Directors may eliminate in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty of care as directors. This provision does not abrogate the director's duty of care, nor does it eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), and
(iv) for transactions from which the director derived an improper personal benefit.

The Certificate of Incorporation also provides for indemnification of directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

Harris Trust Company of New York acts as transfer agent and registrar for the Common Stock.

                              SELLING STOCKHOLDERS

General

On May 1, 1997 Seabury, a wholly-owned subsidiary of the Company, acquired all the outstanding shares of capital stock (the "Transaction") of AHW. In connection with the Transaction, the Company issued and delivered approximately 471,625 shares of Common Stock to the Selling Stockholders as payment for the sale by the Selling Stockholders of their shares of common stock of AHW to Seabury, in each case upon the terms set forth in the Stock Acquisition Agreement and Plan of Reorganization, dated as of May 1, 1997 among Seabury, AHW and the Selling Stockholders. The 471,625 shares issued to the Selling Stockholders in connection with the Transaction will increase to 943,250 shares following the completion of the Common Stock distribution effecting the Company's two-for-one stock split. The Company entered into a Registration Rights Agreement, dated as of May 1, 1997 , with the Selling Stockholders (the "Registration Rights Agreement"), for their own benefit and the benefit of holders from time to time of the Common Stock originally issued to the Selling Stockholders in connection with the Transaction (the "RRA Common Stock").

Selling Stockholders

The following table sets forth the name of each Selling Stockholder, the number of shares of RRA Common Stock being offered hereby and the number of shares of Common Stock beneficially owned by each Selling Stockholder. The number of shares of Common Stock beneficially owned and offered hereby by each Selling Stockholder constitutes less than 1% of the issued and outstanding Common Stock of the Company. Except as otherwise indicated, to the knowledge of the Company, the persons identified below have sole voting power and sole investment power with respect to the shares they beneficially own. Assuming that no Selling Stockholder acquires shares of Common Stock after the date hereof and each Selling Stockholder sells all shares of Common Stock offered hereby, the Selling Stockholders will own no shares of Common Stock.

                                                            Shares of Common Stock           RRA Common Stock
            Name of Selling Stockholder                Owned Before the Offering (2)(3)     Offered hereby(3)
            ---------------------------                --------------------------------     -----------------
Albert H. Wohlers, Trustee of the Albert H.
Wohlers Trust, Dated August 26, 1981                              377,296                          320,700

Jane L. Wohlers, Trustee of the Jane L.
Wohlers Trust, Dated August 26, 1981                              377,296                           56,596

Frank J. Cella, Loving Trust                                       87,816                           87,816

Barry M. Stagl                                                     19,526                           19,526

Kenneth B. Lock, as Trustee of the
Kenneth B. Lock Revocable Trust u/a/d 3/12/79                      58,576                           58,576

James R. Malik                                                    208,176                           78,006

Nancy W. Malik, Cust
  Molly Jane Pearson UGMA IL.                                      11,320                           11,320

Terence B. Bernier                                                 39,050                           39,050

Nancy W. Malik                                                    208,176                           66,500

                                                            Shares of Common Stock           RRA Common Stock
            Name of Selling Stockholder                Owned Before the Offering (2)(3)     Offered hereby(3)
            ---------------------------                --------------------------------     -----------------
Nancy W Malik, Trustee of the Nancy W. Malik                       52,350                           52,350
exemption trust created under the terms of the
Albert H. Wohlers 1991 Trust Exemption Trust

Susan W. Pearson                                                  152,810                           66,500
Susan W. Pearson, Trustee of the Susan
W. Pearson exemption trust created under
the terms of the Albert H. Wohlers 1991
Trust Exemption Trust.                                             52,350                           52,350

Susan Wohlers Pearson Cust for Andrew James
  Malik UGMA IL                                                    11,320                           11,320
Susan Wohlers Pearson Cust for Daniel James
  Malik UGMA IL
                                                                   11,320                           11,320
Susan Wohlers Pearson Cust for Natalie Jane
  Malik UGMA IL                                                    11,320                           11,320

(2) Includes the number of shares of Common Stock that are held indirectly for the benefit of such individuals or jointly, or directly or indirectly, for certain members of such individuals' families, with respect to which beneficial ownership in certain cases may be disclaimed.

(3) Numbers of shares adjusted to reflect a two-for-one stock split in the form of a stock distribution declared by the Company's Board of Directors on May 21, 1997 for shareholders of record on June 6, 1997.

The Registration Rights Agreement

Shelf Registration. The Company has agreed in the Registration Rights Agreement to file the registration statement of which this Prospectus forms a part, to use its commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act as soon as possible after its initial filing date and to keep it continuously effective in order to permit this Prospectus to be usable at all times during the period ending on the second anniversary of the date on which such registration statement becomes effective or such shorter period that will terminate when the RRA Common Stock is publicly sold (the "Effectiveness Period").

                              PLAN OF DISTRIBUTION

The Selling Stockholders may sell the Common Stock being offered hereby directly to other purchasers, or to or through underwriters, dealers or agents. To the extent required, a Prospectus Supplement with respect to the Common Stock will set forth the terms of the offering of the Common Stock, including the name(s) of any underwriters, dealers or agents, the name(s) of the Selling Stockholders, the number of shares of Common Stock to be sold, the price of the offered Common Stock, any underwriting discounts or other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers.

The Common Stock offered hereby may be sold from time to time directly by the Selling Stockholders or, alternatively, through underwriters, broker-dealers or agents. Such Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Common Stock offered hereby or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell the Common Stock offered hereby short and deliver such Common Stock to close out such short positions, or loan or pledge such Common Stock to broker-dealers that in turn may sell such securities. The Common Stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

Any Selling Stockholder and any such underwriters, brokers, dealers or agents, upon effecting the sale of the Common Stock, may be deemed "underwriters" as that term is defined by the Securities Act.

The underwriter or underwriters with respect to a particular underwritten offering of Common Stock will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Common Stock will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Common Stock if any is purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a dealer is utilized in the sale of any Common Stock in respect of which this Prospectus is delivered, the Selling Stockholders may sell such Common Stock to the dealer, as principal. The dealer may then resell such Common Stock to the public at varying prices to be determined by such dealer at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

In connection with the sale of the Common Stock offered hereby, underwriters or agents may receive compensation from the Company, the Selling Stockholders or from purchasers of such Common Stock for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Common Stock may be deemed to be underwriters, and any such compensation received by them and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

The Common Stock is listed on the NYSE, the Pacific Stock Exchange, the Chicago Stock Exchange and the London Stock Exchange. Any underwriters to whom Common Stock is sold by the Selling Stockholders for public offering and sale may make a market in such Common Stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Common Stock.

The Selling Stockholders, agents, dealers, and underwriters may be entitled under the Registration Rights Agreement or other agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the Selling Stockholders, agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

The Company has agreed to pay certain expenses in connection with the offering contemplated hereby, including (i) registration and filing fees, (ii) fees and expenses of providing certain information to the Sellers, (iii) fees and expenses of compliance with securities or blue sky laws and (iv) fees and expenses of preparing and delivering certificates representing the Common Stock. Any Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Stockholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Common Stock including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

The validity of the Common Stock being offered hereby is being passed upon for the Company by Gregory Van Gundy, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774. Mr. Van Gundy, General Counsel and Secretary of the Company, beneficially owns, or has rights to acquire under the Company's employee benefit plans, an aggregate of less than 1% of the Company's Common Stock.

                                     EXPERTS

The consolidated financial statements and supplemental notes of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, included and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Johnson & Higgins and its subsidiaries as of and for the year ended December 31, 1996, included in the Company's Current Report on Form 8-K filed with the Commission on April 7, 1997, and incorporated by reference into this Prospectus, have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their report with respect thereto, and incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.


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